Exhibit 99.1

Contact:	Investors/Media:

U-Store-It Trust	The Ruth Group
Steven G. Osgood	Stephanie Carrington/Jason Rando
President & Chief Financial Officer	(646) 536-7017 / 7025
(440) 234-0700	scarrington@theruthgroup.com
jrando@theruthgroup.com

U-Store-It Trust Announces Second Quarter 2005 Financial Results

Second Quarter 2005 Highlights:

•	Total revenues increased 59.3% to $33.8 million over the second quarter of 2004

•	Acquired a total of 24 self-storage facilities for $62.1 million

•	Funds from operations (FFO) increased to $0.28 per share on a diluted basis

•	Declared quarterly distribution of $0.28 per share

Cleveland, OH, August 12, 2005 – U-Store-It Trust (the “Company”) (NYSE: YSI), a self-administered and self-managed real estate investment trust focused primarily on self-storage facilities, announced today results for the three and six months ended June 30, 2005.

U-Store-It Trust commenced operations on October 21, 2004 in conjunction with a series of transactions leading to the completion of its initial public offering. Financial statements included in this release include the results of operations of the Company for the three months and six months ended June 30, 2005, and the results of operations of Acquiport/Amsdell, the Company’s predecessor (the “Predecessor”), for the three months and six months ended June 30, 2004. Internally, the Company uses combined reporting to evaluate its operating performance and believes that this presentation will provide investors with additional insight into its financial results. At June 30, 2005 and 2004, the Company/Predecessor owned interests in 236 and 155 self-storage facilities, respectively.

Robert J. Amsdell, Chairman and Chief Executive Officer, said, “We are pleased to report strong revenue growth in the second quarter that was attributable to both our expanded portfolio of self-storage facilities and the continued strong same-store performance of our facilities. We have maintained our focus on making earnings-accretive acquisitions within our targeted growth markets and recently exceeded 300-facilities with the July closing of the National acquisition. We look forward to continuing our efforts to solidify U-Store-It’s track record as a leading self-storage operator and acquirer through the remainder of 2005 and into 2006.”

Financial and Operating Results

Total revenues for the three months ended June 30, 2005 increased 59.3% to $33.8 million, compared to total revenues of $21.2 million for the Predecessor for the same period in 2004. Revenues increased primarily due to the acquisition of 46 facilities in the fourth quarter of 2004, the acquisition of 38 facilities in the first six months of 2005 and an increase in the Company’s same-store revenues.

Total operating expenses for the three months ended June 30, 2005 increased to $24.0 million, compared to $14.4 million for the same period in 2004. The increase in operating expenses is primarily due to portfolio expansion from recent acquisitions and the addition of general and administrative expenses. General and administrative expenses began with the Company’s initial public offering and replaced management fees previously incurred by the Predecessor. General and administrative expenses include items related to being a public company such as regulatory fees, audit fees, consulting fees, independent board of trustees compensation and professional service fees, including Sarbanes-Oxley compliance consultation.

Net income for the three months ended June 30, 2005 was $2.2 million, compared to a net loss of $1.2 million for the Predecessor for the same period in 2004, primarily due to higher revenues of $12.6 million compared to the 2004 quarter, and lower loan procurement expense of $1.7 million in 2005.

The Company’s total revenue for the six months ended June 30, 2005 increased 52.2% to $63.5 million from $41.7 million for the Predecessor for the same period in 2004. Revenues increased primarily due to the acquisition of 46 facilities in the fourth quarter of 2004, the acquisition of 38 facilities in the first six months of 2005 and an increase in the Company’s same-store revenues. The Company’s total operating expenses for the six months ended June 30, 2005 was $45.8 million, compared to $27.9 million for the Predecessor for the same period in 2004.

The Company’s net income for the six months ended June 30, 2005 was $3.8 million, compared to $1.9 million for the Predecessor for the same period in 2004, primarily due to higher revenues of $21.8 million for the six months ended June 2005 compared to same period in 2004, and lower loan procurement expense of $1.5 million in 2005.

Average occupancy for the twelve months ended June 30, 2005 for the total portfolio was 84.0%.

The weighted average number of diluted shares outstanding for the three months ended June 30, 2005 was 37,519,841 and for six months ended June 30, 2005 was 37,501,575.

Same-Store Operations

Total same-store revenues for the three months ended June 30, 2005, which reflected a portfolio of 154 facilities, increased 6.8% to $22.7 million, compared to $21.2 million for the same period in 2004. Approximately $0.6 million of this increase was attributable to increased occupancy and $0.9 million of this increase was attributable to increased rental rates.

Same-store property operating expenses for the three months ended June 30, 2005 decreased 7.5% to $7.4 million, from $8.0 million for the same period in 2004. This decrease was primarily attributable to lower building and landscape maintenance expense in 2005. In addition, 2004 included higher expenses related to rebranding efforts for existing storage facilities and costs incurred in anticipation of the IPO.

Total same-store revenues for the six months ended June 30, 2005, was $44.4 million, compared to $41.7 million for the same period in 2004. Same-store property operating expenses for the six months ended June 30, 2005, was $15.1 million compared to $15.7 million for the same period in 2004.

Same-store portfolio is defined to consist of only those facilities owned at the beginning and at the end of the applicable periods presented. The Company considers the following same-store presentation to be useful to investors in evaluating its performance, as it provides information relating to changes in facility-level operating performance without taking into account the effects of acquisitions, developments or dispositions. The following table sets forth operating data for the same-store portfolio for the periods presented.

Same-Store Facility Results

	Three months ended June 30,		Percent Change	Six months ended June 30,		Percent Change
	2005	2004		2005	2004
	($ in thousands)			($ in thousands)
Same-store revenues	$22,650	$21,207	6.8%	$44,445	$41,731	6.5%
Same-store property operating expenses	7,389	7,987	(7.5)%	15,145	15,685	(3.4)%
Non same-store revenues	11,134	—		19,054	—
Non same-store property operating expenses	4,625	—		7,665	—
Total revenues	33,784	21,207		63,499	41,731
Total property operating expenses	12,014	7,987		22,810	15,685
Number of facilities included in same-store analysis	154			154

Funds from Operations (“FFO”)

FFO attributable to common shareholders for the three months ended June 30, 2005 was $10.6 million, or $0.28 per share. FFO attributable to common shareholders for the six months ended June 30, 2005 was $19.9 million, or $0.53 per share. A reconciliation of net income to FFO is provided in the financial statement section of this press release.

Given the nature of its business as a real estate owner and operator, the Company considers FFO a key measure of its operating performance that is not specifically defined by accounting principles generally accepted in the United States (“GAAP”). The Company believes that FFO is useful to investors as a starting point in measuring its operational performance because it excludes various items included in net income that do not relate to or are not indicative of its operating performance such as gains (or losses) from sales of property and depreciation and amortization, which can make periodic and peer analyses of operating performance more difficult.

Acquisition Activities

During the second quarter of 2005, the Company increased the number of facilities owned and managed to 236 by completing the acquisition and consolidation of the following facilities:

•	Acquisition of Liberty Self-Stor Facilities. In April 2005, the Company acquired 18 self-storage facilities from Liberty Self-Stor Ltd., a subsidiary of Liberty Self-Stor, Inc., for an aggregate purchase price of $34.0 million. The facilities total approximately 863,000 rentable square feet and are located in Ohio and New York.

•	Acquisition of Individual Storage Facilities. In April 2005, the Company acquired three facilities from two parties for an aggregate purchase price of $14.9 million. The facilities total approximately 200,000 rentable square feet and are located in Texas (2 properties) and Florida (1 property).

•	Acquisition of A-1 Self Storage Facility. In May 2005, the Company acquired one self-storage facility from A-1 Self Storage for $6.4 million. The facility totals approximately 48,000 rentable square feet and is located in New York.

•	Acquisition of The Extra Closet Self-Storage Facilities. In May 2005, the Company acquired two self-storage properties for an aggregate purchase price of $6.8 million. The properties total approximately 102,000 rentable square feet and are located in Illinois.

Through July of 2005, the Company has increased the number of facilities owned and managed to 309 by completing the acquisition and consolidation of the following facilities:

•	Acquisition of Arizona Storage Facility. In July 2005, the Company acquired one self-storage facility from Shurgard Storage for approximately $2.9 million. The facility totals approximately 54,000 square feet and is located in Tempe, Arizona.

•	Acquisition of New Jersey Storage Facility. In July 2005, the Company acquired one self-storage facility from Self Storage Plus for approximately $16.8 million. The facility totals approximately 106,000 square feet and is located in Clifton, New Jersey.

•	Acquisition of National Self Storage and affiliated entities. In July 2005, the Company acquired a portfolio that included 66 self-storage facilities, four office parks and one mobile home park for approximately $212.0 million. The acquired portfolio totals approximately 3.6 million rentable square feet and includes self-storage facilities located in the Company’s existing markets of Southern California, Arizona and Tennessee and new markets of Texas, Northern California, New Mexico, Colorado and Utah.

Financing Activities

In July 2005, an indirect subsidiary of the Company entered into a fixed rate mortgage loan agreement with Lehman Brothers Bank in the principal amount of $80 million. The mortgage loan, which is secured by 24 of the Company’s self-storage facilities, bears interest at 5.13% and matures in August 2012.

In August 2005, an indirect subsidiary of the Company entered into a fixed rate mortgage loan agreement with LaSalle Bank in the principal amount of $80 million. The mortgage loan, which is secured by 28 of the Company’s self-storage facilities, bears interest at 4.96% and matures in September 2012.

Conference Call

Management will host a conference call at 11:00 a.m. ET on August 12, 2005 to discuss second quarter 2005 financial results. A live Web cast of the conference call will be available online from the investor relations page of the Company’s corporate Web site at www.u-store-it.com. The dial-in numbers are (800) 289-0544 for domestic callers, and (913) 981-5533 for international callers. The reservation number for both is 4763925. After the live Web cast, the call will remain available on U-Store-It’s web site for one month. In addition, a telephonic replay of the call will be available until August 26, 2005. The replay dial-in number is (888) 203-1112 for domestic callers and (719) 457-0820 for international callers and the reservation number for both is 4763925.

About U-Store-It Trust

U-Store-It Trust is a self-administered and self-managed real estate investment trust focused on the ownership, operation, acquisition and development of self-storage facilities in the United States. The Company’s self-storage facilities are designed to offer affordable, easily-accessible and secure storage space for residential and commercial customers. According to the Self-Storage Almanac, U-Store-It Trust is one of the top five owners and operators of self-storage facilities in the United States.

Forward Looking Statements

Certain statements in this release that are not historical fact may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results of the Company to differ materially from historical results or from any results expressed or implied by such forward-looking statements, including without limitation: national and local economic, business, real estate and other market conditions; the competitive environment in which the Company operates; the execution of the Company’s business plan; financing risks; the Company’s ability to maintain its status as a REIT for federal income tax purposes; acquisition and development risks; potential environmental and other liabilities; and other factors affecting the real estate industry generally or the self-storage industry in particular. The Company refers you to the documents filed by the Company from time to time with the Securities and Exchange Commission, specifically the section titled “Business-Risk Factors” in the Company’s Annual Report on Form 10-K, which discuss these and other risks and factors that could cause the Company’s actual results to differ materially from any forward-looking statements.

U-STORE-IT TRUST AND SUBSIDIARIES (THE “COMPANY”)

CONSOLIDATED BALANCE SHEETS

June 30, 2005 and December 31, 2004

($ in Thousands)

(unaudited)

	June 30, 2005	December 31, 2004
ASSETS
Storage facilities – net	$847,539	$729,155
Cash	5,808	28,485
Other assets	26,266	18,234

TOTAL	$879,613	$775,874

LIABILITY AND SHAREHOLDERS’ EQUITY
Loans payable	$489,372	$380,496
Other liabilities	30,307	24,936
Minority interest	17,275	11,062
Shareholders’ equity	342,659	359,380

TOTAL	$879,613	$775,874

U-STORE-IT TRUST AND SUBSIDIARIES (THE “COMPANY”) AND

ACQUIPORT/AMSDELL (THE “PREDECESSOR”)

CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS

($ in thousands, except per share data)

(unaudited)

	THE COMPANY	THE PREDECESSOR	THE COMPANY	THE PREDECESSOR
	Three Months Ended June 30, 2005	Three Months Ended June 30, 2004	Six Months Ended June 30, 2005	Six Months Ended June 30, 2004
REVENUES:
Rental income	$31,480	$20,261	$59,077	$39,752
Other property related income	2,304	946	4,422	1,979

Total revenues	33,784	21,207	63,499	41,731
OPERATING EXPENSES:
Property operating expenses	12,014	7,987	22,810	15,685
Depreciation	8,744	5,259	16,765	9,987
General and administrative	3,229	—	6,254	—
Management fees—related party	—	1,138	—	2,240

Total operating expenses	23,987	14,384	45,829	27,912
OPERATING INCOME	9,797	6,823	17,670	13,819
OTHER EXPENSE:
Interest expense	7,142	6,001	12,949	9,740
Loan procurement amortization expense	385	2,045	758	2,218
Other	(30)	—	(14)	—

Total other expense	7,497	8,046	13,693	11,958
INCOME (LOSS) BEFORE MINORITY INTEREST	2,300	(1,223)	3,977	1,861
MINORITY INTEREST	(96)	—	(156)	—

NET INCOME (LOSS)	$2,204	$(1,223)	$3,821	$1,861

Basic income per share	$0.06		$0.10
Diluted income per share	$0.06		$0.10

Weighted-average basic common shares outstanding	37,477,920		37,477,920

Weighted-average diluted shares outstanding	37,519,841		37,501,575

Dividends declared per share of common stock	$0.28		$0.56

NON-GAAP FINANCIAL MEASURES – COMPUTATION OF FUNDS FROM

OPERATIONS (“FFO”) (1)

	THE COMPANY	THE PREDECESSOR	THE COMPANY	THE PREDECESSOR
	Three months ended June 30,		Six months ended June 30,
	2005	2004	2005	2004
	($ in thousands)
Net income	$2,204	$(1,223)	$3,821	$1,861
Plus:
Depreciation	8,744	5,259	16,765	9,987

Minority interest	96	—	156	—

FFO - Operating Partnership	$11,044	$4,036	$20,742	$11,848

FFO - Allocable to minority interest	$490		$838

FFO - attributable to common shareholders	$10,554		$19,904

Weighted-average diluted shares outstanding	37,519,841		37,501,575

Funds from operations per share	$0.28		$0.53

(1)	Funds from Operations (“FFO”), is a widely used performance measure for real estate companies and is provided here as a supplemental measure of operating performance. The Company calculates FFO in accordance with the best practices described in the April 2002 National Policy Bulletin of the National Association of Real Estate Investment Trusts (the “White Paper”). The White Paper defines FFO as net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.

Given the nature of its business as a real estate owner and operator, the Company believes that FFO is helpful to management and investors as a starting point in measuring its operational performance because it excludes various items included in net income that do not relate to or are not indicative of its operating performance such as gains (or losses) from sales of property and depreciation and amortization, which can make periodic and peer analyses of operating performance more difficult. FFO should not be considered as an alternative to net income (determined in accordance with GAAP) as an indicator of its financial performance, is not an alternative to cash flow from operating activities (determined in accordance with GAAP) as a measure of its liquidity, and is not indicative of funds available to fund its cash needs, including its ability to make distributions. The Company’s computation of FFO may not be comparable to FFO reported by other REITs that do not define the term in accordance with the White Paper definition or that interpret the White Paper definition differently than the Company does.